Exhibit 99.1

Evolve Regains Compliance with NYSE America Continued Listing Standards

HOUSTON, TX, October 5, 2021 (GLOBE NEWSWIRE) — Evolve Transition Infrastructure LP (“Evolve” or the “Company”) (NYSE American: SNMP) today announced it has received written notice from the NYSE American LLC (the “NYSE American”) that the Company has regained compliance with continued listing standards outlined in Part 10, Section 1003 of the NYSE American Company Guide (the “Company Guide”).

As previously disclosed, the Company received notice from the NYSE American on April 3, 2020 that it was not in compliance with Section 1003(a)(i) of the Company Guide.  Subsequently, the Company received notice from the NYSE American on April 29, 2021 that it was not in compliance with Section 1003(a)(ii) of the Company Guide.

As a result of management’s efforts, the NYSE American has informed the Company that it has regained compliance by meeting the requirements of the $50 million market capitalization exemption from the stockholders’ equity requirement in Section 1003(a) of the Company Guide.  At the opening of trading on October 5, 2021, the below compliance (“.BC”) indicator was no longer disseminated and the Company was removed from the list of NYSE American noncompliant issuers on the NYSE American’s website.

About Evolve Transition Infrastructure LP

Evolve Transition Infrastructure LP (NYSE American: SNMP) is a publicly-traded limited partnership formed in 2005 focused on the acquisition, development and ownership of infrastructure critical to the transition of energy supply to lower carbon sources.

Additional information about Evolve can be found in our documents on file with the SEC which are available on our website at www.evolvetransition.com and on the SEC’s website at www.sec.gov.

Evolve Contact Charles Ward Chief Financial Officer ir@evolvetransition.com (713) 800-9477